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                                                                    EXHIBIT 3.1




                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                        OF APACHE MEDICAL SYSTEMS, INC.
                     (Pursuant to Sections 242 & 245 of the
               General Corporation Law of the State of Delaware)


         Gary E. Bisbee, Jr. hereby certifies that:

         1. Gary E. Bisbee, Jr., is the Chairman of APACHE Medical Systems, Inc., a Delaware corporation.

         2. The certificate of incorporation of the corporation filed on September 1, 1987 and amended and restated on December 26, 1991, January 2, 1992, December 31, 1992 and January 20, 1994, amended on August 17, 1995 and amended and restated on December 28, 1995 is amended and restated to read as follows:

         FIRST.  Name.  The name of the corporation is APACHE Medical
Systems, Inc.

         SECOND. Registered Office. The address of its registered office in the State of Delaware is 1013 Centre Road, in the City of Wilmington, County of New Castle 19805. The name of its registered agent at such address is Corporation Service Company.

         THIRD. Purposes. The nature of the business or purposes to be conducted or promoted is:

                 To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware and to do all things and exercise all powers, rights and privileges which a business corporation may now or hereafter be organized or authorized to do or to exercise under the laws of the State of Delaware.

         FOURTH. Authorized Capital. The total number of shares of all classes of capital stock which the corporation shall have authority to issue is Thirty-One Million Five Hundred Forty-Three Thousand Seven Hundred Four (31,543,704) shares, comprised of Thirty Million (30,000,000) shares of Common Stock with a par value of One Cent ($.01) per share (the "Common Stock") and One Million Five Hundred Forty-Three Thousand Seven Hundred Four (1,543,704) shares of Preferred Stock with a par value of One Cent ($.01) per share (the "Preferred Stock"); provided, however, that following an automatic conversion pursuant to Section 7.4, the Board of Directors of the corporation may not reissue any share of Preferred Stock that was converted into Common Stock pursuant to Section 7.4.

         A description of the respective classes of stock and a statement of the designations, preferences, voting powers (or no voting powers), relative, participating, optional or other special rights and privileges, and the qualifications, limitations and restrictions of the Preferred Stock and Common Stock are as follows:
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         A.      PREFERRED STOCK

         1.      Designation.     Two Hundred Thousand (200,000) of the shares
of Preferred Stock are hereby designated "Series A Preferred Stock," One Hundred Forty Thousand Seven Hundred Fifty-Four (140,754) of the shares of Preferred Stock are hereby designated "Series B Preferred Stock," One Hundred Forty Thousand Seven Hundred Fifty-Four (140,754) of the shares of Preferred Stock are hereby designated "Series B-1 Preferred Stock", One Hundred Eighteen Thousand One Hundred Ten (118,110) of the shares of Preferred Stock are hereby designated "Series C Preferred Stock," One Hundred Eighteen Thousand One Hundred Ten (118,110) of the shares of Preferred Stock are hereby designated "Series C-1 Preferred Stock," Two Hundred Nine Thousand Nine Hundred Ninety-Four (209,994) of the shares of Preferred Stock are hereby designated "Series D Preferred Stock," Two Hundred Nine Thousand Nine Hundred Ninety-Four (209,994) of the shares of Preferred Stock are hereby designated "Series D-1 Preferred Stock," One Hundred Seventy-Four Thousand Nine Hundred Ninety-Five (174,995) of the shares of Preferred Stock are hereby designated "Series E Preferred Stock," One Hundred Seventy-Four Thousand Nine Hundred Ninety-Five (174,995) of the shares of Preferred Stock are hereby designated "Series E-1 Preferred Stock," Twenty-Seven Thousand Nine Hundred Ninety-Nine (27,999) of the shares of Preferred Stock are hereby designated "Series F Preferred Stock" and Twenty-Seven Thousand Nine Hundred Ninety-Nine (27,999) of the shares of Preferred Stock are hereby designated "Series F-1 Preferred Stock," with each of the Series A, Series B, Series B-1, Series C, Series C-1, Series D, Series D-1, Series E, Series E-1, Series F and Series F-1 Preferred Stock having the preferences, voting powers (or no voting powers), relative, participating, optional or other special rights and privileges, and the qualifications, limitations and restrictions set forth below. The Series A Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, any subsequently authorized Series B-Type Preferred Stock (as hereinafter defined in Section 7.3.14), Series C Preferred Stock, Series C-1 Preferred Stock, any subsequently authorized Series C-Type Preferred Stock (as hereinafter defined in Section 7.3.14), Series D Preferred Stock, Series D- 1 Preferred Stock, any subsequently authorized Series D-Type Preferred Stock (as hereinafter defined in Section 7.3.14), Series E Preferred Stock, Series E-1 Preferred Stock, any subsequently authorized Series E-Type Preferred Stock (as hereinafter defined in Section 7.3.14), Series F Preferred Stock, Series F-1 Preferred Stock and any subsequently authorized Series F-Type Preferred Stock (as hereinafter defined in Section 7.3.14) are hereinafter collectively referred to as the "Designated Preferred Stock".

         2.      Dividend Rights.


         2.1. Dividend Preference. Each issued and outstanding share of Designated Preferred Stock shall entitle the holder of record thereof to receive, when, as and if declared by the Board of Directors, out of any funds legally available therefor, dividends in cash at the annual rate per share of:
Eighty Cents ($.80) in the case of Series A Preferred Stock (or such greater amount per share as such Series A Preferred Stock would be entitled to if such Series A Preferred Stock were converted into Common Stock); One Dollar Eighty-Four Cents and Seventy-Two One Hundredths of One Cent ($1.8472) in the case of any Series B-Type Preferred Stock (or such greater amount per share as any such Series B- Type Preferred Stock would be entitled to if such Series B-Type Preferred Stock were converted into Common Stock); Two Dollars Three Cents
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and Two Tenths of One Cent ($2.032) in the case of Series C-Type Preferred
Stock (or such greater amount per share as such Series C-Type Preferred Stock would be entitled to if such Series C-Type Preferred Stock were converted into Common Stock); Two Dollars Twenty-Eight Cents and Six Tenths of One Cent ($2.286) in the case of Series D-Type Preferred Stock (or such greater amount per share as such Series D-Type Preferred Stock would be entitled to if such Series D-Type Preferred Stock were converted into Common Stock); Two Dollars Twenty-Eight Cents and Six Tenths of One Cent ($2.286) in the case of Series E-Type Preferred Stock (or such greater amount per share as such Series E-Type Preferred Stock would be entitled to if such Series E-Type Preferred Stock were converted into Common Stock); Two Dollars Twenty-Eight Cents and Six Tenths of One Cent ($2.286) in the case of Series F-Type Preferred Stock (or such greater amount per share as such Series F-Type Preferred Stock would be entitled to if such Series F-Type Preferred Stock were converted into Common Stock); provided that all such dividends shall be adjusted for stock splits, stock dividends, recapitalizations, reclassifications and similar events (together herein referred to as "Recapitalization Events"). Dividends and distributions (other than those payable solely in Common Stock) may be paid, or declared and set aside for payment, upon shares of Common Stock in any calendar year only if dividends shall have been paid, or declared and set apart for payment, on account of all shares of Designated Preferred Stock then issued and outstanding, at the aforesaid rate for such calendar year. Except as hereinafter set forth, the Board of Directors of this corporation is under no obligation to pay dividends and the dividend preference granted herein to shares of Designated Preferred Stock shall apply only at such time as the Board of Directors may in its discretion decide to pay or declare and set aside for payment any dividends on any shares of Common Stock of the corporation.

         2.2 Non-Cumulative Dividends. Until November 1, 1993 in the case of the Series A Preferred Stock and Series B-Type Preferred Stock, until November 1, 1994 in the case of the Series C-Type Preferred Stock, until November 1, 1995 in the case of the Series D-Type Preferred Stock, and until November 1, 1997 in the case of the Series E-Type Preferred Stock and Series F-Type Preferred Stock (except as otherwise provided in Section 2.3 in the case of Series E-Type Preferred Stock and Series F-Type Preferred Stock), the right to dividends upon the issued and outstanding shares of Designated Preferred Stock shall be non-cumulative and shall not be deemed to accrue, whether dividends are earned or whether there be funds legally available therefor, unless and until such dividends shall have been declared by the Board of Directors.

        2.3 Cumulative Dividends. From and after November 1, 1993 in the case of the Series A Preferred Stock and Series B-Type Preferred Stock, from and after November 1, 1994 in the case of the Series C-Type Preferred Stock, from and after November 1, 1995 in the case of Series D-Type Preferred Stock, and from and after November 1, 1997 in the case of the Series E-Type Preferred Stock and Series F-Type Preferred Stock (except as otherwise provided below), the right to dividends upon the issued and outstanding shares of Designated Preferred Stock shall be cumulative so that such rights shall be deemed to accrue from and after November 1, 1993 in the case of the Series A Preferred Stock and Series B-Type Preferred Stock, from and after November 1, 1994 in the case of the Series C- Type Preferred Stock, from and after November 1, 1995 in the case of the Series D-Type Preferred Stock, and from and after November 1, 1997 in the case of the Series E-Type Preferred Stock and Series F-Type Preferred Stock (except as





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otherwise provided below), whether earned, or whether there be funds legally available therefor, or whether said dividends shall have been declared; and if such dividends in respect of any period beginning November 1, 1993, in the case of Series A Preferred Stock and Series B-Type Preferred Stock, beginning November 1, 1994, in the case of Series C- Type Preferred Stock, beginning November 1, 1995, in the case of Series D-Type Preferred Stock, and beginning November 1, 1997, in the case of Series E-Type Preferred Stock and Series F-Type Preferred Stock (except as otherwise provided below), shall not have been declared and either paid or a sum sufficient for the payment thereof set aside in full, the deficiency shall first be fully paid on the Designated Preferred Stock, before any dividend or other distribution (other than those payable solely in Common Stock or involving the repurchase of shares of Common Stock from terminated employees pursuant to contractual arrangements) may be paid, or declared and set apart for payment, to the holders of shares of Common Stock, and shall in any event be paid upon the automatic conversion of the Designated Preferred Stock in accordance with Section 7, in cash, or, at the individual election of the respective holders of shares of Designated Preferred Stock, partly in cash and partly in shares of Common Stock, or all in shares of Common Stock, at the fair market value of the Common Stock at the time of payment, as determined in good faith by the Board of Directors of the corporation. Any accumulation of dividends on the shares of Designated Preferred Stock shall not bear interest. Any dividends payable upon the issued and outstanding shares of Series A Preferred Stock and Series B-Type Preferred Stock shall be payable upon a prorated annual basis for the period beginning November 1, 1993 and ending December 31, 1993. Any dividends payable upon the issued and outstanding shares of Series C-Type Preferred Stock shall be payable upon a prorated annual basis for the period beginning November 1, 1994 and ending December 31, 1994. Any dividends payable upon the issued and outstanding shares of Series D-Type Preferred Stock shall be payable upon a prorated annual basis for the period beginning November 1, 1995 and ending December 31, 1995. Any dividends payable upon the issued and outstanding shares of Series E-Type Preferred Stock and Series F-Type Preferred shall be payable upon a prorated annual basis for the period beginning November 1, 1997 and ending December 31, 1997, except as otherwise provided below.

         Notwithstanding the foregoing, in the event that (i) the corporation has determined that it will register its Common Stock under the Securities Act of 1933, as amended, for sale to the public, (ii) such offering does not constitute an "Automatic Conversion" ( as set forth in Section 7.4), (iii) the corporation has obtained all corporate approvals necessary for such public offering, including the consent of at least 66 2/3% of the Board of Directors of the corporation, and (iv) one or more holders of Preferred Stock have refused to convert their respective shares of Preferred Stock into shares of Common Stock in connection with such public offering ("Refusing Holder") and such refusal either (x) effectively precludes the corporation from undertaking such public offering or (y) substantially and materially adversely impacts the value of the corporation such that the corporation is effectively precluded from undertaking such public offering, then the right to dividends upon the issued and outstanding shares of Series E-Type Preferred Stock and the Series F-Type Preferred Stock shall be cumulative so that such rights shall have been deemed to accrue from and after December 28, 1995 and all references to the date "November 1, 1997" in Sections 2.2 and 2.3 shall be deemed to be "December 28, 1995" and the reference to the date "December 31, 1997" in Section 2.3 shall be deemed to be "December 31, 1995"; provided however, if any Refusing Holder is a holder of issued and outstanding shares of Series E-Type Preferred Stock or a holder of issued and outstanding shares of Series F-Type Preferred Stock,





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
then the right to dividends upon the issued and outstanding shares of Series E-Type Preferred Stock or Series F-Type Preferred Stock, as the case may be, shall not be deemed to accrue from and after December 28, 1995 for the entire series, whether it be Series E-Type Preferred Stock or Series F-Type Preferred Stock, to which any such Refusing Holder belongs and the references to the dates "November 1, 1997" and "December 31, 1997" in sections 2.2 and 2.3 shall remain unchanged for the entire series, whether it be Series E-Type Preferred Stock or Series F-Type Preferred Stock, to which any such Refusing Holder belongs.

         2.4 Pro Rata. All dividends per share on the Designated Preferred Stock shall be declared and paid pro rata (a) such that the ratio of dividends being declared and paid per share of Series A Preferred Stock, Series B-Type Preferred Stock, Series C-Type Preferred Stock, Series D-Type Preferred Stock, Series E-Type Preferred Stock and Series F-Type Preferred Stock is the same as the ratio of the Original Issue Price (as defined in Section 3) for the Series A Preferred Stock, Series B-Type Preferred Stock, Series C-Type Preferred Stock, Series D-Type Preferred Stock, Series E- Type Preferred Stock and Series F-Type Preferred Stock, which numbers shall be adjusted from time to time as necessary to reflect any Recapitalization Events of the Series A Preferred Stock, Series B-Type Preferred Stock, Series C-Type Preferred Stock, Series D-Type Preferred Stock, Series E-Type Preferred Stock and Series F-Type Preferred Stock, respectively, and (b) as among the holders of each Series based on the number of shares of such Series so held.

         2.5 No Derogation of Other Restrictions. The restrictions on dividends and distributions with respect to shares of Common Stock and of Designated Preferred Stock set forth in this Section 2 are in addition to, and not in derogation of, the other restrictions on such dividends and distributions set forth herein.

         3. Liquidation Rights. In the event of any liquidation, dissolution or winding up of the corporation, whether voluntary or not, the holders of any Series A Preferred Stock, Series B-Type Preferred Stock, Series C-Type Preferred Stock, Series D-Type Preferred Stock, Series E-Type Preferred Stock and Series F-Type Preferred Stock shall be entitled to receive, before any amount shall be paid to holders of Common Stock, an amount per share equal to $10.00, $23.09, $25.40, $28.58, $28.58 and $28.58, respectively, plus for each Series all declared and unpaid dividends if any (each of the $10.00, $23.09, $25.40, $28.58, $28.58 and $28.58 amounts shall be adjusted for
Recapitalization Events and each of such numbers as so adjusted is hereafter referred to as "Original Issue Price" of the respective Series). If upon the occurrence of a liquidation, dissolution or winding up of the corporation, the assets distributed among the holders of Preferred Stock shall be insufficient to permit the payment to such holders of the full preferential amounts referred to in this Section 3 for each such Series, then the entire remaining assets and surplus funds of the corporation legally available for distribution shall be distributed among the holders of Preferred Stock such that the payment with respect to each holder of Preferred Stock is a substantially identical proportion of the full payment then due with respect to each Series. If, upon the occurrence of a liquidation, dissolution or winding up of the corporation, after the payment to the holders of Series A Preferred Stock, Series B-Type Preferred Stock, Series C-Type Preferred Stock, Series D-Type Preferred Stock, Series E-Type Preferred Stock and Series F-Type Preferred Stock of the preferential amounts for each such Series of Preferred Stock, assets remain in the corporation, such remaining assets and surplus funds that are legally available for distribution shall be distributed among the holders of Series A





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
Preferred Stock, Series B-Type Preferred Stock, Series C-Type Preferred Stock, Series D-Type Preferred Stock, Series E- Type Preferred Stock and Series F-Type Preferred Stock and the holders of Common Stock as if all shares of Series A Preferred Stock, Series B-Type Preferred Stock, Series C-Type Preferred Stock, Series D-Type Preferred Stock, Series E- Type Preferred Stock and Series F-Type Preferred Stock had been converted into Common Stock.

         For purposes of this Section 3, at the election of holders of a majority in interest of the Series A Preferred Stock, Series B-Type Preferred Stock, Series C-Type Preferred Stock, Series D-Type Preferred Stock, Series E-Type Preferred Stock and Series F-Type Preferred Stock (voting together as a single class), a liquidation, dissolution or winding up of the corporation shall be deemed to be occasioned by, and to include, the corporation's sale of all or substantially all of its assets or a consolidation or merger of the corporation with or into any other entity or entities except where the stockholders of the corporation immediately prior to such event own more than 50% of the outstanding stock (or other equity) of the resulting entity immediately after such event. No later than 20 days before any event that, pursuant to Section 7.5, permits a holder of Series A Preferred Stock, Series B-Type Preferred Stock, Series C-Type Preferred Stock, Series D-Type Preferred Stock, Series E-Type Preferred Stock or Series F-Type Preferred Stock to have each share of Series A Preferred Stock, Series B-Type Preferred Stock, Series C-Type Preferred Stock, Series D-Type Preferred Stock, Series E-Type Preferred Stock or Series F-Type Preferred Stock held by such holder treated for all purposes as if it had been converted into Common Stock (for purposes of this Section 3, a "Merger or Sale of Corporation"), the corporation shall deliver a notice to each holder of Series A Preferred Stock, Series B-Type Preferred Stock, Series C-Type Preferred Stock, Series D-Type Preferred Stock, Series E-Type Preferred Stock and Series F-Type Preferred Stock setting forth the principal terms of such Merger or Sale of Corporation. Such notice shall be deemed delivered upon personal delivery or five (5) days after deposit in the United States mail, by registered or certified mail, addressed to a party at its address as shown on the stock records of the corporation. Such notice shall include a description of the amounts that would be paid to holders of Series A Preferred Stock, each Series B-Type Preferred Stock, each Series C-Type Preferred Stock, each Series D-Type Preferred Stock, each Series E-Type Preferred Stock and each Series F-Type Preferred Stock under this Section 3 and of the consideration that such holders would receive if they exercised their rights under Section 7.5 to have shares of Series A Preferred Stock, each Series B-Type Preferred Stock, each Series C-Type Preferred Stock, each Series D-Type Preferred Stock, each Series E-Type Preferred Stock and each Series F-Type Preferred Stock treated as if they had been converted into Common Stock. No later than fifteen days after delivery of the notice, each holder of Series A Preferred Stock, Series B-Type Preferred Stock, Series C-Type Preferred Stock, Series D-Type Preferred Stock, Series E-Type Preferred Stock and Series F-Type Preferred Stock may deliver an election to the corporation notifying the corporation that the holder desires that such holder's shares of Series A Preferred Stock, Series B-Type Preferred Stock, Series C-Type Preferred Stock, Series D-Type Preferred Stock, Series E-Type Preferred Stock and Series F-Type Preferred Stock be treated, pursuant to Section 7, as if they had been converted into shares of Common Stock and, if no such notice is delivered, such holder shall receive such amounts (if any) as are provided for under this
Section 3.





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
         4.      Redemption

         4.1 Holder's Right to Require Redemption. Commencing on January 1, 1998, each holder of shares of Designated Preferred Stock shall have the right to require the corporation to redeem shares of such holder's Designated Preferred Stock on three separate occasions, each of which shall be at least twelve months after the most recent date upon which the corporation redeemed such holder's shares pursuant to this Section 4.1. On the first, second and third occasions a holder requires the corporation to redeem shares, such holder shall have the right to sell 33.33%, 50% and 100%, respectively, of the shares of Designated Preferred Stock such holder then holds. Each such redemption shall be made by payment in cash (except as provided in Section 4.2) of any amount equal to the product of (i) the respective Original Issue Price specified in Section 3 plus all accrued and unpaid dividends, if any (the "Redemption Price") for the Series A Preferred Stock, each Series B-Type Preferred Stock, each Series C-Type Preferred Stock, each Series D-Type Preferred Stock, each Series E-Type Preferred Stock and each Series F-Type Preferred Stock multiplied by (ii) the number of shares of Series A Preferred Stock, each Series B-Type Preferred Stock, each Series C-Type Preferred Stock, each Series D-Type Preferred Stock, each Series E-Type Preferred Stock and each Series F-Type Preferred Stock held by such holder which are to be redeemed.
If, as a result of the limitation set forth in Section 4.2, the corporation is not able to redeem all of the shares of Series A Preferred Stock, each Series B-Type Preferred Stock, each Series C-Type Preferred Stock, each Series D-Type Preferred Stock, each Series E-Type Preferred Stock and each Series F-Type Preferred Stock requested by such holder to be redeemed, the corporation shall redeem on the Redemption Date (as hereinafter defined) the maximum number of shares of Series A Preferred Stock, Series B-Type Preferred Stock, Series C-Type Preferred Stock, Series D-Type Preferred Stock, Series E-Type Preferred Stock and Series F-Type Preferred Stock which the corporation is able to redeem (allocated pro rata among holders in accordance with the number of shares which each such holder is requesting to be redeemed on the Redemption Date). The Series A Preferred Stock, each Series B-Type Preferred Stock, each Series C-Type Preferred Stock, each Series D-Type Preferred Stock, each Series E-Type Preferred Stock and each Series F-Type Preferred Stock shall be treated as pari passu for purposes of this Section 4 based upon the respective number of shares of Common Stock into which a share of such Series of Preferred Stock is then convertible.

         4.2 Payment. Payment of the Redemption Price shall be made in currently available funds except if the corporation determines, in good faith, that the full payment of the applicable Redemption Price for shares being redeemed under Section 4.1 would not constitute a prudent business practice in light of the corporation's then existing financial condition and cash flow requirements, or if the corporation is prohibited by law or by non-subordinated debt instruments from so purchasing such shares. In such event, the corporation shall currently pay the maximum amount for such shares as is consistent with prudent business practice to the extent such payment does not violate such other restrictions. For the shares of Designated Preferred Stock for which the applicable Redemption Price is not currently being paid, to the extent permitted by law or by non-subordinated debt instruments, the corporation shall issue to the holder thereof a promissory note providing that the corporation shall pay to such holder an amount equal to the portion of the applicable Redemption Price attributable to such shares not currently paid. Such promissory note shall provide that interest shall accrue on the unpaid principal portion of such note, commencing upon the Redemption Date, at a rate per annum equivalent to the prime rate of





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
interest from time to time as reported in The Wall Street Journal (Eastern edition) plus one percent (1%) and the principal shall be paid in 24 equal monthly installments, together with interest thereon, until paid in full. All shares purchased with a promissory note as provided herein shall be deemed to have been purchased on the date the promissory note is issued. The first payment shall be due on the first day of the first full month following the Redemption Date, and all subsequent payments shall be made on the first day of each succeeding month. In the event a payment is not made on any such promissory note within thirty (30) days of its due date, the holder thereof may accelerate all amounts owed pursuant to such note and demand full payment thereof. Payments shall be applied first to accrued interest and the balance, if any, shall be applied to unpaid principal. The corporation shall be entitled to prepay, without penalty, any portion of amounts then owed to holders of all promissory notes issued pursuant to this Section 4.2. All such prepayments shall be applied first to interest accrued thereon and then to unpaid principal. All such prepayments shall be made pro rata against amounts owed at such time to all holders of promissory notes issued pursuant to this
Section 4.2, such that the prepayment amount paid to a holder of a promissory note will bear the same ratio to the total amount being prepaid, as the principal amount so owed to such holder under its promissory note(s) bears to the total principal amounts owed to all holders of all such promissory notes.

         4.3 Redemption Procedure. In order to require the corporation to redeem shares of Designated Preferred Stock under Section 4.1, a holder of such shares shall provide the corporation with written notice (the "Redemption Notice") specifying the number of and type (i.e., Series) of shares being tendered for redemption and the date, not less than sixty (60) days from the date of the notice, on which such redemption is to occur ("Redemption Date"). Within five (5) days from receipt of the Redemption Notice, the corporation will provide each holder of Designated Preferred Stock who would be eligible to redeem shares of Designated Preferred Stock on the Redemption Date (but for the foregoing sixty (60) days notice requirement) with a copy of the Redemption Notice sent to the address of such holder at the address shown in the corporation's records. Any such other holder shall have the right, within ten
(10) days of receipt of a copy of the Redemption Notice, to provide written notice to the corporation specifying the number of and type (i.e., Series) of shares such holder shall require the corporation to redeem on the Redemption Date, whereupon the corporation, subject to the provisions of Section 4.1, shall be obligated to redeem the shares set forth in the Redemption Notice along with any such additional shares. Any notice which a holder of Designated Preferred Stock provides to the corporation upon receipt of a Redemption Notice shall void any outstanding Redemption Notice of such holder. Provided the payment of the applicable Redemption Price has been duly made hereunder by payment of funds and/or delivery of promissory notes, all rights with respect to the related shares of Designated Preferred Stock shall terminate on the Redemption Date.

         4.4 Retirement of Redeemed Preferred Stock. All shares of Preferred Stock redeemed pursuant to this Section 4 shall be retired by this corporation upon such redemption, and the capital of the corporation shall be reduced accordingly.

         5.      Voting Rights

         5.1 Designated Preferred Stock. Each holder of shares of Designated Preferred Stock shall be entitled to vote on all matters upon which stockholders are entitled to vote and, except as





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
otherwise expressly provided herein, shall be entitled to the number of votes equal to the largest whole number of shares of Common Stock into which such shares of Designated Preferred Stock could be converted, pursuant to the provisions of Section 7 hereof, on the record date fixed for the determination of the stockholders entitled to vote on such matters or, if no such record date is fixed, the record date as established in accordance with the Delaware General Corporation Law.

         5.2 Common Stock. Each holder of shares of Common Stock shall be entitled to one vote for each share thereof held. Except as otherwise expressly provided herein or as required by law, the holders of Designated Preferred Stock and the holders of Common Stock shall vote together and not as separate classes, nor shall the holders of the various Series of Designated Preferred Stock vote as separate classes.

         5.3 No Cumulation. Each holder of shares of Designated Preferred Stock and of Common Stock shall not have the right to cumulate shares in voting for directors.

         6. Certain Taxes. The corporation shall pay any and all issuance and other taxes (excluding any federal or state income taxes) that may be payable in respect of any issuance or delivery of shares of Common Stock on conversion of Series A Preferred Stock, any Series B-Type Preferred Stock, any Series C-Type Preferred Stock, any Series D-Type Preferred Stock, any Series E-Type Preferred Stock and any Series F-Type Preferred Stock. The corporation shall not, however, be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series A Preferred Stock, any Series B-Type Preferred Stock, any Series C-Type Preferred Stock, any Series D-Type Preferred Stock, any Series E-Type Preferred Stock and any Series F-Type Preferred Stock to which such issuance relates were registered, and no such issuance or delivery shall be made unless and until the person requesting such issuance has paid to the corporation the amount of any such tax, or it is established to the satisfaction of the corporation that such tax has been paid.

         7. Conversion to Common Stock. The Series A Preferred Stock, Series B-Type Preferred Stock, Series C-Type Preferred Stock, Series D-Type Preferred Stock, Series E-Type Preferred Stock and Series F-Type Preferred Stock shall be convertible into Common Stock of the corporation as follows:


         7.1 Definitions. For purposes of this Section 7, the following definitions shall apply:

         7.1.1. "Common Stock Equivalents" shall mean any Convertible Security or warrant, option or other right to subscribe for or purchase shares of Common Stock.

         7.1.2. "Common Stock Outstanding" shall mean the aggregate of all Common Stock outstanding and all Common Stock issuable pursuant to Common Stock Equivalents.

         7.1.3. "Conversion Price" shall mean the price, determined pursuant to this Section 7, at which shares of Common Stock shall be deliverable upon conversion of Series A Preferred Stock, Series B Preferred Stock, each other Series B-Type Preferred Stock, Series C Preferred Stock, each other Series C-Type Preferred Stock, Series D Preferred Stock, each other Series D-

Type Preferred Stock, Series E Preferred Stock, each other Series E-Type Preferred Stock, Series F Preferred Stock and each other Series F-Type Preferred Stock.

         7.1.4. "Convertible Securities" shall mean evidences of indebtedness, shares or other securities which are or may be convertible into or exchangeable for Common Stock, including Series A Preferred Stock, Series B-Type Preferred Stock, Series C-Type Preferred Stock, Series D-Type Preferred Stock, Series E-Type Preferred Stock and Series F-Type Preferred Stock.

         7.1.5. "Current Conversion Price" shall mean the Conversion Price immediately before the occurrence of any event, which, pursuant to Section 7.3, causes an adjustment to the Conversion Price.

         7.1.6. "Issuance Date" shall mean, for each of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock, the first date on which the corporation issues any shares of such Preferred Stock, and for each other Series B-Type Preferred Stock, Series C-Type Preferred Stock, Series D-Type Preferred Stock, Series E-Type Preferred Stock and Series F-Type Preferred Stock, the date immediately preceding the date on which this corporation issues any shares of such series of Series B- Type Preferred Stock, Series C-Type Preferred Stock, Series D-Type Preferred Stock, Series E-Type Preferred Stock or Series F-Type Preferred Stock.

        7.2 Right to Convert; Initial Conversion Price. Each holder of the Series A Preferred Stock, Series B-Type Preferred Stock, Series C-Type Preferred Stock, Series D-Type Preferred Stock, Series E-Type Preferred Stock and Series F-Type Preferred Stock may, at any time, convert any or all of such Preferred Stock into fully-paid and non-assessable shares of Common Stock at the Conversion Price. Each share of Series A Preferred Stock, Series B-Type Preferred Stock, Series C-Type Preferred Stock, Series D-Type Preferred Stock, Series E-Type Preferred Stock and Series F-Type Preferred Stock shall be convertible into the number of shares of Common Stock that results from dividing the Conversion Price in effect at the time of conversion for Series A Preferred Stock into $10.00 for each share of Series A Preferred Stock, $23.09 for each share of Series B-Type Preferred Stock, $25.40 for each share of Series C-Type Preferred Stock, $28.58 for each share of Series D-Type Preferred Stock, $28.58 for each share of Series E-Type Preferred Stock and $28.58 for each share of Series F-Type Preferred Stock being converted; the Conversion Price of the Series A Preferred Stock shall initially be $1.00 per share of Series A Preferred Stock; the Conversion Price of the Series B Preferred Stock shall initially be $2.30 and 9/10 cent per share of Series B Preferred Stock; the Conversion Price for the Series C Preferred Stock shall initially be $2.54 per share of Series C Preferred Stock; the Conversion Price for the Series D Preferred Stock shall initially be $2.85 and 8/10 cent per share of Series D Preferred Stock; the Conversion Price for the Series E Preferred Stock shall initially be $2.85 and 8/10 cent per share of Series E Preferred Stock; the Conversion Price for the Series F Preferred Stock shall initially be $2.85 and 8/10 cent per share of Series F Preferred Stock; the Conversion Price for the Series B-1 Preferred Stock shall initially be the Conversion Price of the Series B Preferred Stock on the date preceding the date on which the corporation issues any Series B-1 Preferred Stock adjusted pursuant to Section 7.3.1(A) as if such Series B-1 Preferred Stock had been Series B-1 Preferred Stock on the date immediately preceding the issuance of Series B-1 Preferred Stock; the Conversion Price for the Series C-1 Preferred Stock shall initially be the

Conversion Price of the Series C Preferred Stock on the date preceding the date on which the corporation issues any Series C-1 Preferred Stock adjusted pursuant to Section 7.3.1(A) as if such Series C-1 Preferred Stock had been Series C-1 Preferred Stock on the date immediately preceding the issuance of Series C-1 Preferred Stock; the Conversion Price for the Series D-1 Preferred Stock shall initially be the Conversion Price of the Series D Preferred Stock on the date preceding the date on which the corporation issues any Series D-1 Preferred Stock adjusted pursuant to Section 7.3.1(A) as if such Series D-1 Preferred Stock had been Series D-1 Preferred Stock on the date immediately preceding the issuance of Series D-1 Preferred Stock; the Conversion Price for the Series E-1 Preferred Stock shall initially be the Conversion Price of the Series E Preferred Stock on the date preceding the date on which the corporation issues any Series E-1 Preferred Stock adjusted pursuant to Section 7.3.1(A) as if such Series E-1 Preferred Stock had been Series E-1 Preferred Stock on the date immediately preceding the issuance of Series E-1 Preferred Stock; and the Conversion Price for the Series F-1 Preferred Stock shall initially be the Conversion Price of the Series F Preferred Stock on the date preceding the date on which the corporation issues any Series F-1 Preferred Stock adjusted pursuant to Section 7.3.1(A) as if such Series F-1 Preferred Stock had been Series F-1 Preferred Stock on the date immediately preceding the issuance of Series F-1 Stock. The initial Conversion Price shall be subject to adjustment from time to time in certain instances as hereinafter provided. No adjustments with respect to conversion shall be made on account of any dividends that may be declared but unpaid on the Series A Preferred Stock, Series B-Type Preferred Stock, Series C-Type Preferred Stock, Series D-Type Preferred Stock, Series E-Type Preferred Stock or Series F-Type Preferred Stock surrendered for conversion, but no dividends shall thereafter be paid on the Common Stock unless such unpaid dividends have first been paid to the holders entitled to payment at the time of conversion of the Series A Preferred Stock, Series B-Type Preferred Stock, Series C-Type Preferred Stock, Series D-Type Preferred Stock, Series E-Type Preferred Stock or Series F-Type Preferred Stock.

         Before any holder of Series A Preferred Stock, Series B-Type Preferred Stock, Series C-Type Preferred Stock, Series D-Type Preferred Stock, Series E-Type Preferred Stock or Series F-Type Preferred Stock shall be entitled to convert the same into Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, to the office of the corporation or any transfer agent for such Series A Preferred Stock, Series B-Type Preferred Stock, Series C-Type Preferred Stock, Series D-Type Preferred Stock, Series E-Type Preferred Stock or Series F-Type Preferred Stock and shall give written notice to the corporation at such office that he elects to convert the same. The corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred Stock, Series B-Type Preferred Stock, Series C-Type Preferred Stock, Series D-Type Preferred Stock, Series E-Type Preferred Stock or Series F-Type Preferred Stock, or to his nominee or nominees, certificates for the number of full shares of Common Stock to which he shall be entitled, and, if less than all of the shares of Series A Preferred Stock, Series B-Type Preferred Stock, Series C-Type Preferred Stock, Series D-Type Preferred Stock, Series E-Type Preferred Stock or Series F-Type Preferred Stock represented by such certificate are converted, a certificate representing the shares of Series A Preferred Stock, Series B-Type Preferred Stock, Series C-Type Preferred Stock, Series D-Type Preferred Stock, Series E-Type Preferred Stock or Series F-Type Preferred Stock not converted. Such conversion shall be deemed to have been made as of the date of such surrender of the certificate for the Series A Preferred Stock, Series B-Type Preferred Stock, Series C-Type Preferred Stock, Series

D-Type Preferred Stock, Series E-Type Preferred Stock or Series F-Type Preferred Stock to be converted, and the person or persons entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Stock on such date. If the conversion is in connection with an offer of securities registered pursuant to the Securities Act of 1933, as amended, the conversion may, at the option of any holder tendering Series A Preferred Stock, Series B-Type Preferred Stock, Series C-Type Preferred Stock, Series D-Type Preferred Stock, Series E-Type Preferred Stock or Series F-Type Preferred Stock for conversion, be conditioned upon the closing of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of the Series A Preferred Stock, Series B-Type Preferred Stock, Series C-Type Preferred Stock, Series D-Type Preferred Stock, Series E-Type Preferred Stock or Series F-Type Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

         7.3. Adjustments to Conversion Price. Subject to Section 7.3.8, the Conversion Price in effect from time to time for Series A Preferred Stock, Series B-Type Preferred Stock, Series C-Type Preferred Stock, Series D-Type Preferred Stock, Series E-Type Preferred Stock and Series F-Type Preferred Stock shall be subject to adjustment in certain cases as follows:

         7.3.1. Issuance of Securities. (A) Subject to Section 7.3.11, with respect to the Series A Preferred Stock, all Series B-Type Preferred Stock other than Series B Preferred Stock, all Series C-Type Preferred Stock other than Series C Preferred Stock, all Series D-Type Preferred Stock other than Series D Preferred Stock, all Series E-Type Preferred Stock other than Series E Preferred Stock and all Series F-Type Preferred Stock other than Series F Preferred Stock, in case the corporation shall at any time after the Issuance Date issue or sell any Common Stock without consideration, or for a consideration per share less than the Current Conversion Price for the Series A Preferred Stock, Series B-Type Preferred Stock (other than the Series B Preferred Stock), Series C-Type Preferred Stock (other than Series C Preferred Stock), Series D-Type Preferred Stock (other than the Series D Preferred Stock), Series E-Type Preferred Stock (other than the Series E Preferred Stock), or Series F-Type Preferred Stock (other than the Series F Preferred Stock), then, and thereafter successively upon each such issuance or sale, the Current Conversion Price for such Series A Preferred Stock, Series B-Type Preferred Stock (other than the Series B Preferred Stock), Series C-Type Preferred Stock (other than Series C Preferred Stock), Series D-Type Preferred Stock (other than the Series D Preferred Stock), Series E-Type Preferred Stock (other than the Series E Preferred Stock) or Series F-Type Preferred Stock (other than the Series F Preferred Stock), shall simultaneously with such issuance or sale be adjusted to a Conversion Price (calculated to the nearest cent) determined by multiplying the Current Conversion Price for such Series by a fraction (1) the numerator of which shall be an amount equal to (x) the total number of shares of Common Stock Outstanding immediately prior to such issuance, plus (y) the number of shares of Common Stock which the aggregate of the amount of all consideration, if any, received (or by express provision hereof, deemed to have been received) by the corporation for the total number of additional shares of Common Stock so issued would purchase at the applicable Conversion Price immediately prior to such issuance and (2) the denominator of which shall be the total number of shares of Common Stock Outstanding immediately after such issuance or sale; provided, however, that the Conversion Price shall at no time exceed (i) $1.00 for the Series A Preferred Stock, (ii) the initial Conversion Price described in Section 7.2 for the Series B-1 Preferred Stock, (iii) the initial Conversion Price described in Section 7.2 for the Series C-1 Preferred Stock, (iv) the initial Conversion Price described in Section 7.2 for the Series D-1 Preferred Stock, (v) the initial Conversion Price described in Section 7.2 for the Series E-1 Preferred Stock or (vi) the initial Conversion Price described in Section
7.2 for the Series F-1 Preferred Stock, in each case as adjusted for Recapitalization Events.

         (B) Subject to Sections 7.3.11 and 7.3.14, with respect to the Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock held by holders who are not Non- Participating Holders (as defined in Section 7.3.14), in case the corporation shall, at any time after the Issuance Date for the Series B Preferred Stock, the Issuance Date for the Series C Preferred Stock, the Issuance Date for the Series D Preferred Stock, the Issuance Date for the Series E Preferred Stock or the Issuance Date for the Series F Preferred Stock issue or sell any Common Stock without consideration, or for a consideration per share less than the Current Conversion Price for the Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock, as the case may be, then, and thereafter successively upon each such issuance or sale, the Current Conversion Price for such Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock shall simultaneously with such issuance or sale be adjusted to a Conversion Price in an amount equal to the least consideration per share paid for such Common Stock; provided, however, that the Conversion Price shall at no time exceed $2.30 and 9/10c. for the Series B Preferred Stock, $2.54 for the Series C Preferred Stock, or $2.85 and 8/10c. for the Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock, in all cases as adjusted for Recapitalization Events. In any event, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock held by a Non-Participating Holder (to the extent of the Refused Percentage) shall be subject to adjustment from time to time as set forth in Sections 7.3.1(A), 7.3.14 and other related sections in this Section 7, but shall not be subject to this Section 7.3.1(B).

         For the purposes of this subsection 7.3.1, the following provisions shall also be applicable:

                          7.3.1.1. Cash Consideration. In case of the issuance or sale of additional Common Stock or Common Stock Equivalents for cash, the consideration received by the corporation therefor shall be deemed to be the amount of cash received by the corporation for such shares (or, if such shares are offered by the corporation for subscription, the subscription price, or, if such shares are sold to underwriters or dealers for public offering without a subscription offering, the initial public offering price), without deducting therefrom any compensation or discount paid or allowed to underwriters or dealers or others performing similar services or for any expenses incurred in connection therewith.

                          7.3.1.2. Non-Cash Consideration. In case of the issuance (otherwise than upon exercise, conversion or exchange of Common Stock

                          Equivalents) or sale of additional Common Stock or Common Stock Equivalents for a consideration other than cash or a consideration a part of which shall be other than cash, the fair value of such consideration as determined by the board of directors of the corporation in the good faith exercise of its business judgment, irrespective of the accounting treatment thereof, shall be deemed to be the value, for purposes of this Section 7, of the consideration other than cash received by the corporation for such securities.

                          7.3.1.3. Common Stock Equivalents. In case the corporation shall in any manner issue Common Stock Equivalents, the total maximum number of shares of Common Stock issuable upon the exercise, conversion or exchange of such Common Stock Equivalents at the time such Common Stock Equivalents first become exercisable, convertible or exchangeable shall be deemed to be issued and to be outstanding for the purpose of this Section 7.3.1 and to have been issued for the sum of the amount (if any) paid for such Common Stock Equivalents and the amount (if any) payable upon the exercise, conversion or exchange of such Common Stock Equivalents; provided that, subject to the provisions of Section 7.3.2, no further adjustment of the Conversion Price shall be made upon the actual issuance of any such Common Stock upon the exercise, conversion or exchange of any such Common Stock Equivalents.

         7.3.2. Change in Option Price or Conversion Price. If the purchase price or the rate at which any shares of Common Stock are issuable upon the exercise, conversion or exchange of Common Stock Equivalents referred to in Subject 7.3.1.3 shall change at any time (other than under or by reason of provisions designed to protect against dilution), the Current Conversion Price in effect at the time of such event shall forthwith be readjusted to the Conversion Price that would have been in effect at such time had such Common Stock Equivalents still outstanding provided for such changed purchase price or conversion rate, as the case may be, at the time initially issued. Notwithstanding any other provision hereof, no adjustment to the Conversion Price of Series A Preferred Stock, Series C Preferred Stock, any Series C-Type Preferred Stock, Series D Preferred Stock, any Series D-Type Preferred Stock, Series E Preferred Stock, any Series E-Type Preferred Stock, Series F Preferred Stock or any Series F-Type Preferred Stock shall be made as a consequence of or in connection with any adjustment to the Conversion Price of any Series B-Type Preferred Stock pursuant to Section 7.3.15.

         7.3.3. Termination of Common Stock Equivalents. In the event of the termination or expiration of any right to purchase, exchange or convert any Common Stock Equivalent, the Current Conversion Price shall, upon such termination, be changed to the Conversion Price that would have been in effect at the time of such expiration or termination had such Common Stock Equivalent never been issued, and the shares of Common Stock issuable thereunder shall no longer be deemed to be Common Stock Outstanding.

         7.3.4. Stock Splits, Dividends, Distributions and Combinations. If the corporation should at any time or from time to time after the later of the date of filing this Amended and

Restated Certificate of Incorporation with the Delaware Secretary of State and the Issuance Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or Common Stock Equivalents, then, following such record date (or the date of such dividend, distribution, split or subdivision if no record date is fixed), the Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of Series A Preferred Stock, Series B-Type Preferred Stock, Series C-Type Preferred Stock, Series D-Type Preferred Stock, Series E-Type Preferred Stock and Series F-Type Preferred Stock shall be increased in proportion to such increase in the number of outstanding shares of Common Stock (including for this purposes, Common Stock Equivalents) determined in accordance with Section 7.3.6. If the number of shares of Common Stock Outstanding at any time after the Issuance Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of Series A Preferred Stock, Series B-Type Preferred Stock, Series C-Type Preferred Stock, Series D-Type Preferred Stock, Series E-Type Preferred Stock and Series F-Type Preferred Stock shall be decreased in proportion to such decrease in the number of outstanding shares of Common Stock.

         7.3.5. Other Dividends. If the corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by this corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in subsection 7.3.1, then, in each such case for the purpose of this Section 7.3.5, the holders of Series A Preferred Stock, Series B-Type Preferred Stock, Series C-Type Preferred Stock, Series D-Type Preferred Stock, Series E-Type Preferred Stock and Series F-Type Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the corporation into which their shares of Series A Preferred Stock, Series B-Type Preferred Stock, Series C-Type Preferred Stock, Series D-Type Preferred Stock, Series E-Type Preferred Stock and Series F-Type Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the corporation entitled to receive such distribution.

         7.3.6. Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or a sale of assets transaction provided for elsewhere in this Section 7) provision shall be made so that the holders of Series A Preferred Stock, Series B-Type Preferred Stock, Series C-Type Preferred Stock, Series D-Type Preferred Stock, Series E-Type Preferred Stock and Series F-Type Preferred Stock shall thereafter be entitled to receive upon conversion of shares of Series A Preferred Stock, Series B-Type Preferred Stock, Series C-Type Preferred Stock, Series D-Type Preferred Stock, Series E-Type Preferred Stock and Series F-Type Preferred Stock the number of shares of stock or other securities or property of the corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 7 with respect to the rights of the holders of Series A Preferred Stock, Series B-Type Preferred Stock, Series C-Type Preferred Stock, Series D-Type Preferred Stock,

Series E-Type Preferred Stock and Series F-Type Preferred Stock after the recapitalization to the end that the provisions of this Section 7 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of shares of Series A Preferred Stock, Series B-Type Preferred Stock, Series C-Type Preferred Stock, Series D-Type Preferred Stock, Series E-Type Preferred Stock and Series F-Type Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable to their application prior to such event.

         7.3.7. Successive Changes. The above provisions of this Section 7 shall similarly apply to successive issuances, changes, sales, dividends or other distributions, subdivisions and combinations on or of the Common Stock after the later of the date of filing this Amended and Restated Certificate of Incorporation with the Delaware Secretary of State and the Issuance Date.

         7.3.8. Other Events Altering Conversion Price. Upon the occurrence of any event not specifically denominated in this Section 7 as altering the Conversion Price that, in the reasonable exercise of the business judgment of the Board of Directors, requires, on equitable principles, the alteration of the Conversion Price, the Conversion Price will be equitably altered.

         7.3.9. No Impairment. The corporation will not, by amendment of this Amended and Restated Certificate of Incorporation, including the filing of a certificate of designations, or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issuance or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 7 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Series A Preferred Stock, Series B-Type Preferred Stock, Series C-Type Preferred Stock, Series D-Type Preferred Stock, Series E-Type Preferred Stock and Series F-Type Preferred Stock against impairment.

         7.3.10. Miscellaneous Conversion Price Matters. The corporation shall at all times reserve and keep available out of its authorized but unissued Common Stock the full number of shares of Common Stock deliverable upon conversion of all the then outstanding Series A Preferred Stock, Series B-Type Preferred Stock, Series C-Type Preferred Stock, Series D-Type Preferred Stock, Series E-Type Preferred Stock and Series F-Type Preferred Stock; and shall, at its own expense, take all such actions and obtain all such permits and orders as may be necessary to enable the corporation lawfully to issue such Common Stock upon the conversion of such Series A Preferred Stock, Series B-Type Preferred Stock, Series C-Type Preferred Stock, Series D-Type Preferred Stock, Series E-Type Preferred Stock and Series F-Type Preferred Stock.

         7.3.11. Excluded Events. Notwithstanding anything in this Section 7 to the contrary, the Conversion Price shall not be adjusted by virtue of (a) the conversion of shares of Series A Preferred Stock, Series B-Type Preferred Stock, Series C-Type Preferred Stock, Series D-Type Preferred Stock, Series E-Type Preferred Stock or Series F-Type Preferred Stock into shares of Common Stock, (b) the repurchase of shares from the corporation's employees, consultants, officers or directors at such person's cost (or at such other price as may be agreed to by the corporation's board of directors), or (c) the issuance and sale of, or the grant of options to purchase, an aggregate of not more than 2,425,500 shares of Common Stock (including shares or options outstanding on the Issuance Date for Series E Preferred Stock and Series F Preferred Stock) to employees, advisors, directors, officers or consultants of the corporation and its subsidiaries at a price which is less than the Conversion Price at the time of such issuance or sale (all as determined in accordance with this Section 7) as may be approved by the board of directors, and none of such shares shall be included in any manner in the computation from time to time of the Conversion Price under subsection 7.3.1 or in Common Stock Outstanding for purposes of such computation.

         7.3.12. No Fractional Shares. No fractional shares shall be issued upon conversion of shares of Series A Preferred Stock, Series B-Type Preferred Stock, Series C-Type Preferred Stock, Series D-Type Preferred Stock, Series E-Type Preferred Stock or Series F-Type Preferred Stock and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share determined on the basis of the total number of shares of Series A Preferred Stock, Series B-Type Preferred Stock, Series C-Type Preferred Stock, Series D-Type Preferred Stock, Series E-Type Preferred Stock or Series F-Type Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock (including the aggregation of all fractional shares) issuable upon such aggregate conversion.

         7.3.13. Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 7, the corporation, at its expense upon request by any holder of Series A Preferred Stock, Series B-Type Preferred Stock, Series C-Type Preferred Stock, Series D-Type Preferred Stock, Series E-Type Preferred Stock and Series F-Type Preferred Stock, shall compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Stock, Series B-Type Preferred Stock, Series C-Type Preferred Stock, Series D-Type Preferred Stock, Series E-Type Preferred Stock or Series F-Type Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment is based. The corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, Series B-Type Preferred Stock, Series C-Type Preferred Stock, Series D-Type Preferred Stock, Series E-Type Preferred Stock and Series F-Type Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (a) such adjustment and readjustment, (b) the Current Conversion Price at the time in effect, and (c) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of any series of Series A Preferred Stock, Series B-Type Preferred Stock, Series C-Type Preferred Stock, Series D-Type Preferred Stock, Series E-Type Preferred Stock and Series F-Type Preferred Stock.

         7.3.14. Special Mandatory Conversion.

                 (i) If (a) at any time following (v) the Series B Preferred Stock Issuance Date a holder of shares of Series B Preferred Stock is entitled to exercise the right of first refusal set forth in Section 7.11 of the Convertible Preferred Stock Purchase Agreement dated January 3, 1992 among the corporation and the purchasers and prior investors named therein (the "Series B Right of First Refusal") with respect to an equity financing of the corporation at an effective price per share (i.e., based upon, if such share is a convertible security, the conversion price of such security) which is less than the Conversion Price then in effect for the Series B Preferred Stock (the "Series B Equity Financing") or (w) the Series C Preferred Stock Issuance Date a holder of shares of Series C Preferred Stock is entitled to exercise the right of first refusal set forth in Section
7.11 of the Convertible Preferred Stock Purchase Agreement relating to Series C Preferred Stock between the corporation and the purchaser named therein (the "Series C Right of First Refusal") with respect to an equity financing of the corporation at an effective price per share (i.e., based upon, if such share is a convertible security, the conversion price of such security) which is less than the Conversion Price then in effect for the Series C Preferred Stock (the "Series C Equity Financing"), or (x) the Series D Preferred Stock Issuance Date a holder of shares of Series D Preferred Stock is entitled to exercise the right of first refusal set forth in Section 7.11 of the Convertible Preferred Stock Purchase Agreement relating to Series D Preferred Stock among the corporation and the purchasers named therein (the "Series D Right of First Refusal") with respect to an equity financing of the corporation at an effective price per share (i.e., based upon, if such share is a convertible security, the conversion price of such security) which is less than the Conversion Price then in effect for the Series D Preferred Stock (the "Series D Equity Financing"), or (y) the Series E Preferred Stock Issuance Date a holder of Shares of Series E Preferred Stock is entitled to exercise the right of first refusal set forth in Section 7.11 of the Convertible Preferred Stock Purchase Agreement relating to Series E Preferred Stock among the corporation and the purchasers named therein (the "Series E Right of First Refusal") with respect to an equity financing of the corporation at an effective price per share (i.e., based upon, if such share is a convertible security, the conversion price of such security) which is less than the Conversion Price then in effect for the Series E Preferred Stock (the "Series E Equity Financing") , or (z) the Series F Preferred Stock Issuance Date a holder of Shares of Series F Preferred Stock is entitled to exercise the right of first refusal set forth in Section 7.11 of the Convertible Preferred Stock Purchase Agreement relating to Series F Preferred Stock among the corporation and the purchaser named therein (the "Series F Right of First Refusal," which along with the Series B Right of First Refusal, the Series C Right of First Refusal, the Series D Right of First Refusal and the Series E Right of First Refusal is generally referred to as the "Right of First Refusal") with respect to an equity financing of the corporation at an effective price per share (i.e., based upon, if such share is a convertible security, the conversion price of such security) which is less than the Conversion Price then in effect for the Series F Preferred Stock (the "Series F Equity Financing," which along with the Series B Equity Financing, the Series C Equity Financing, the Series D Equity Financing and the Series E Equity Financing is generally referred to as the "Equity Financing"), (b) the corporation has complied with its obligations under each Right of First Refusal with respect to each such Equity Financing, and (c) such holder (a "Non-Participating Holder") does not by exercise of such holder's Right of First Refusal acquire one hundred percent (100%) of such holder's Proportionate Percentage (as hereinafter defined) of the New Securities (as defined in Section 7.11(a) of such Convertible Preferred Stock Purchase Agreements) offered in such Equity Financing (a "Mandatory Offering"), then to the extent of the percentage of the Proportionate Percentage not so acquired by the Non-Participating Holder (the "Refused Percentage") the number of outstanding shares of such Non-Participating Holder's Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock, as the case may be, determined by multiplying the Refused Percentage by all outstanding shares of such Non-Participating Holder's Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock, as the case may be, shall each automatically and without further action on the part of such holder be converted effective upon, subject to and concurrently with, the consummation of the Mandatory Offering (the "Mandatory Offering Date") as follows: each share of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock, as the case may be, that is automatically converted shall be converted into one share of Series B-1 Preferred Stock, one share of Series C-1 Preferred Stock, one share of Series D-1 Preferred Stock, one share of Series E-1 Preferred Stock or one share of Series F-1 Preferred Stock, respectively (each, a "Special Mandatory Conversion"); provided however, that no such conversion shall occur in connection with a particular Equity Financing if, pursuant to the written request of the corporation, each holder of shares of Series B Preferred Stock, each holder of Series C Preferred Stock, each holder of Series D Preferred Stock, each holder of Series E Preferred Stock or each holder of Series F Preferred Stock, as the case may be, agrees in writing to waive such holder's Right of First Refusal with respect to such Equity Financing. Upon conversion pursuant to this Section 7.3.14, the shares of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock, as the case may be, so converted shall be canceled and not subject to reissuance.

                 (ii) The holder of any shares of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock converted pursuant to this Section 7.3.14 shall deliver to the corporation during regular business hours at the office of any transfer agent of the corporation for the Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock, as the case may be, or at such other place as may be designated by the corporation, the certificate or certificates for the shares so converted, duly endorsed or assigned in blank or to the corporation. As promptly as practicable thereafter, the corporation shall issue and deliver to such holder, at the place designated by such holder, a certificate or certificates for the number of full shares of the appropriate Series B-1 Preferred Stock, Series C-1 Preferred Stock, Series D-1 Preferred Stock, Series E-1 Preferred Stock and Series F-1 Preferred Stock to be issued and, if less than all of the shares of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock, represented by such certificate(s) are converted, a certificate or certificates representing any shares not so converted, and such holder shall be deemed to have become a stockholder of record on the Mandatory Offering Date as to such Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock unless the transfer books of the corporation are closed on that date, in which event such holder shall be deemed to have become a stockholder of record on the next succeeding date on which the transfer books are open.

                 (iii) In the event that any shares of Series B-1 Preferred Stock, Series C-1 Preferred Stock, Series D-1 Preferred Stock, Series E-1 Preferred Stock or Series F-1 Preferred Stock are issued, concurrently with such issuance, the corporation shall use its best efforts to take all such action as may be required, including amending its Amended and Restated Certificate of Incorporation, (a) to cancel all authorized shares of Series B-1 Preferred Stock, Series C-1 Preferred Stock, Series D-1 Preferred Stock, Series E-1 Preferred Stock or Series F-1 Preferred Stock that remain unissued after such issuance, (b) to create and reserve for issuance upon Special Mandatory Conversion of the Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock a new series of

Preferred Stock equal in number to the number of shares of Series B-1 Preferred Stock, Series C-1 Preferred Stock, Series D-1 Preferred Stock, Series E-1 Preferred Stock or Series F-1 Preferred Stock, as the case may be, so canceled and designated Series B-2 Preferred Stock, Series C-2 Preferred Stock, Series D-2 Preferred Stock, Series E-2 Preferred Stock or Series F-2 Preferred Stock, as the case may be, with the designations, powers, preferences and rights and the qualifications, limitations and restrictions identical to those then applicable to the Series B-1 Preferred Stock, Series C-1 Preferred Stock, Series D-1 Preferred Stock, Series E-1 Preferred Stock or Series F-1 Preferred Stock, as the case may be, except that the initial Conversion Price of such shares of Series B-2 Preferred Stock, Series C-2 Preferred Stock, Series D-2 Preferred Stock, Series E-2 Preferred Stock or Series F-2 Preferred Stock, as the case may be, shall be the Series B Conversion Price, Series C Conversion Price, Series D Conversion Price, Series E Conversion Price or Series F Conversion Price, respectively, in effect immediately preceding the date of issuance of the Series B-2 Preferred Stock, Series C-2 Preferred Stock, Series D-2 Preferred Stock, Series E-2 Preferred Stock or Series F-2 Preferred Stock, as the case may be, adjusted as if such shares were Series B-1 Preferred Stock, Series C-1 Preferred Stock, Series D-1 Preferred Stock, Series E-1 Preferred Stock and Series F-1 Preferred Stock, respectively, in accordance with Section 7.3.1.(A) hereof, and (c) to amend the provisions of this Section 7.3.14 to provide that any subsequent Special Mandatory Conversion will be into shares of Series B-2 Preferred Stock, Series C-2 Preferred Stock, Series D-2 Preferred Stock, Series E-2 Preferred Stock or Series F-2 Preferred Stock, as the case may be, rather than Series B-1 Preferred Stock, Series C-1 Preferred Stock, Series D-1 Preferred Stock, Series E-1 Preferred Stock or Series F-1 Preferred Stock. The corporation shall take the same actions with respect to the Series B-2 Preferred Stock, Series C-2 Preferred Stock, Series D-2 Preferred Stock, Series E-2 Preferred Stock and Series F-2 Preferred Stock and each subsequently authorized series of Preferred Stock upon initial issuance of shares of the last such series to be authorized. The Series B, Series B-1 and Series B-2 Preferred Stock, the Series C, Series C-1 and Series C-2 Preferred Stock, Series D, Series D-1 and Series D-2 Preferred Stock, Series E, Series E-1 and Series E-2 Preferred Stock and Series F, Series F-1 and Series F-2 Preferred Stock and each series of Preferred Stock subsequently authorized pursuant to this Section 7.3.14 are hereinafter respectively referred to as "Series B-Type Preferred Stock," "Series C-Type Preferred Stock," "Series D-Type Preferred Stock," "Series E-Type Preferred Stock" and "Series F-Type Preferred Stock".

                 (iv) "Proportionate Percentage" shall mean with respect to the Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock, as the case may be, that number of shares which equals the proportion that the number of shares of Common Stock issuable upon conversion of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock, as the case may be, then held by such holder bears to the total number of shares of Common Stock Outstanding immediately prior to the closing of such Mandatory Offering; provided, however, that if, pursuant to a written request of the corporation, the holders of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock, as the case may be, are requested to purchase less than their Proportionate Percentage on a pro rata basis in connection with a particular Equity Financing, the Proportionate Percentage of each holder of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock, as the case may be, shall be reduced to such lesser number of shares that the corporation requests such holder to purchase.

         7.3.15. Net Apache Revenue Adjustments. The corporation shall have an audit performed for each of the two (2) year periods ending December 31, 1992 and December 31, 1993 by a nationally-recognized firm of certified public accountants to determine Net Apache Revenues (as hereinafter defined) and shall deliver to each of the holders of Series B-Type Preferred Stock a copy of such audited financial statements (the "Financial Statements"). Such Financial Statements shall be provided to the holders of Preferred Stock together with a certificate of the certified public accountants that such accountants have reviewed this Section 7.3.15 and shall detail all calculations made with respect to the determination of Net Apache Revenues. Not in limitation of any other adjustments, in the event that the Financial Statements indicate that the corporation's Net Apache Revenues, as reflected on such Financial Statements for the two (2) year period ending December 31, 1992 are less than $7,600,000, the then existing Conversion Price of each Series B-Type Preferred Stock shall be reduced, as of the Issuance Date of the Series B Preferred Stock, by an amount determined by multiplying such Conversion Price of such Series B-Type Preferred Stock by "X" where:

                X = $7,600,000 - Net Apache Revenues   x 1
                    --------------------------------    ---
                           $2,000,0000                   3

and where "Net Apache Revenues" shall mean gross revenues of every nature and kind from:

            (a) the sale or licensing of computer hardware and software which implement portions of the Apache Methodology;

            (b) fees and other charges for installation, training, maintenance, upgrades and other systems supports in connection with any such computer system;

            (c) time sharing and other charges for access to any such computer system via a network or similar telecommunication basis;

            (d)           licensing of the corporation's database or databases;

            (e) professional consulting and reporting services related to, or based upon, the Apache Methodology, the corporation's database or databases, and/or computer implementations thereof.

       to the extent such revenues are recurring revenues, in each case less sales and excise taxes, freight and delivery charges, rebates, trade discounts and allowances, returns and other like charges; it being understood that Net Apache Revenues shall be calculated based on the operations of the corporation as constituted on the Series B Preferred Stock Issuance Date and shall not include any revenues from any additional businesses or operations that may be subsequently acquired by the corporation; provided, that in no event shall Net Apache Revenues include any revenues derived from other than the on-going business of the corporation; provided, further, that in the event Net Apache Revenues are less than

       $5,600,000 Net Apache Revenues shall be deemed to be $5,600,000 for purposes of the above calculation; provided, further, in the event that the Financial Statements indicate that the corporation's Net Apache Revenues, as reflected on such Financial Statements for the two (2) year period ending December 31, 1993 equals or exceeds $15,000,000, then any adjustments made to the Conversion Price of the Series B and Series B-Type Preferred Stock pursuant to this Section 7.3.15 shall be deemed null and void ab initio. "Apache Methodology" shall mean the Apache III prognostic scoring system, including any and all improvements and extensions to other categories of patients or other modifications, however designated, provided that the system, as so improved, extended, modified and designated, scores physiologic and other patient variables and applies prognostic and other equations thereto. Items of gross revenue shall be recognized for the purpose of computing Net Apache Revenue consistent with the recognition principles used in the corporation's August 1991 five year summary and five year detailed projections provided to the purchasers of the Series B Preferred Stock who purchased on the Issuance Date for Series B Preferred Stock.


         7.4. Automatic Conversion. Immediately upon the effectiveness of the corporation's registration statement on Form S-1 pursuant to which Common Stock is sold to the public by the corporation in a public offering registered under the Securities Act of 1933, as amended, at an aggregate public offering price greater than $10,000,000 in which the aggregate value of corporation's securities, on a fully-diluted, as if converted basis, immediately prior to such offering is at least $60,000,000, as adjusted for Recapitalization Events, based upon the per share offering price of such offering, each share of Series A Preferred Stock, Series B-Type Preferred Stock, Series C-Type Preferred Stock, Series D-Type Preferred Stock, Series E-Type Preferred Stock or Series F-Type Preferred Stock shall automatically be converted into shares of Common Stock at the applicable Conversion Price then in effect. On and after said conversion date, notwithstanding that any certificates for the shares of Series A Preferred Stock, Series B-Type Preferred Stock, Series C-Type Preferred Stock, Series D-Type Preferred Stock, Series E-Type Preferred Stock and Series F-Type Preferred Stock shall not have been surrendered for conversion, the shares of such series of Series A Preferred Stock, Series B-Type Preferred Stock, Series C-Type Preferred Stock, Series D-Type Preferred Stock, Series E-Type Preferred Stock and Series F-Type Preferred Stock evidenced thereby shall be deemed to be no longer outstanding, and all rights with respect thereto shall forthwith cease and terminate, except only the rights of the holder (i) to receive the shares of Common Stock to which such holder shall be entitled upon conversion thereof, (ii) to receive the amount of cash payable in respect of any fractional share of Common Stock to which such holder shall be entitled, and (iii) with respect to dividends declared but unpaid on the Series A Preferred Stock, Series B-Type Preferred Stock, Series C-Type Preferred Stock, Series D-Type Preferred Stock, Series E-Type Preferred Stock or Series F-Type Preferred Stock prior to such conversion date. In the event that any holder of Series A Preferred Stock, Series B-Type Preferred Stock, Series C-Type Preferred Stock, Series D-Type Preferred Stock, Series E-Type Preferred Stock or Series F-Type Preferred Stock presents such holder's certificate therefor for surrender to the corporation or its transfer agent upon such conversion, a certificate for the number of shares of Common Stock into which the shares of Series A Preferred Stock, Series B-Type Preferred Stock, Series C-Type Preferred Stock, Series D-Type Preferred Stock, Series E-Type Preferred Stock or Series F-Type Preferred

Stock surrendered were convertible on such conversion date promptly shall be issued and delivered to such holder.

         7.5. Merger; Sale of Corporation. In the event, after the Issuance Date, of any proposed consolidation of the corporation with, or merger of the corporation with or into another corporation (other than a consolidation or merger in which the corporation is the continuing corporation and which does not result in any reclassification of, or change in, the outstanding shares of Common Stock), or in case of any proposed sale or transfer to another corporation of all or substantially all of the assets of the corporation, any holder of Series A Preferred Stock, Series B-Type Preferred Stock, Series C-Type Preferred Stock, Series D-Type Preferred Stock, Series E-Type Preferred Stock or Series F-Type Preferred Stock may, by delivery of an election pursuant to Section 3, elect to have each share of Series A Preferred Stock, Series B-Type Preferred Stock, Series C-Type Preferred Stock, Series D-Type Preferred Stock, Series E-Type Preferred Stock or Series F-Type Preferred Stock held by such holder treated for all purposes as if it had been converted into Common Stock on the later of (i) the record date, if any, for voting by holders of Common Stock on such event and (ii) the date of such event.

         8.      Covenants

         8.1. All Preferred Stock. In addition to any other rights provided by law, so long as fifty percent (50%) of the then authorized shares of Series A Preferred Stock, Series B-Type Preferred Stock, Series C-Type Preferred Stock, Series D-Type Preferred Stock, Series E-Type Preferred Stock and Series F-Type Preferred Stock shall be outstanding, the corporation shall not, without first obtaining the affirmative vote or written consent of the holders of more than sixty-six and two/thirds percent (66-2/3%) of the then outstanding shares of all such Preferred Stock, voting together as a single class:

                 (a) amend or repeal any provision of, or add any provision to, this Amended and Restated Certificate of Incorporation or the corporation's by-laws;

                 (b) except as provided in Section 4 hereof, apply any of its assets to the redemption, retirement, purchase or acquisition, directly or indirectly, through subsidiaries ("Subsidiaries") (as defined in Section 425 of the Internal Revenue Code of 1986, as amended) or otherwise, of any shares of any class or series of Common Stock, except from employees, advisors, officers, directors and consultants of, and persons performing services for, the corporation or its Subsidiaries on terms approved by the board of directors upon termination of employment or association;

                 (c) sell, lease, convey or otherwise dispose of or transfer all or substantially all of its assets, properties and business, or (ii) merge into or consolidate with any other corporation (other than a wholly owned Subsidiary);

                 (d) pay any dividend on the outstanding shares of Common Stock; or

                 (e) dissolve, liquidate or wind up the affairs of the corporation.

         B.      COMMON STOCK

         1. Voting Rights. Except as otherwise required by law or this Amended and Restated Certificate of Incorporation, including any certificate of designations for a Series of Preferred Stock, each holder of Common Stock shall have one vote in respect of each share of stock held by him of record on the books of the corporation for the election of directors and on all matters submitted to a vote of stockholders of the corporation.

         2. Dividends. Subject to the preferential rights of the Preferred Stock, the holders of shares of Common Stock shall be entitled to receive, when and if declared by the board of directors, out of the assets of the corporation which are by law available therefor, dividends payable either in cash, in property or in shares of capital stock.

         3. Dissolution, Liquidation or Winding Up. In the event of any dissolution, liquidation or winding up of the affairs of the corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of the Preferred Stock, holders of Common Stock shall be entitled, unless otherwise provided by law or Section 3 of this Amended and Restated Certificate of Incorporation, including any certificate of designations for a Series of Preferred Stock, to receive all of the remaining assets of the corporation of whatever kind available for distribution to stockholders ratably in proportion to the number of shares of Common Stock held by them respectively.

         FIFTH.  This corporation shall have perpetual existence.

         SIXTH. The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatever.

         SEVENTH In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware:

         A. The board of directors of the corporation is expressly authorized:

                 (i) To make, alter or repeal the by-laws of the corporation.

                 (ii) To authorize and cause to be executed mortgages and liens upon the real and personal property of the corporation.

                 (iii) To set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

                 (iv) By a majority of the whole board, to designate one or more committees, each committee to consist of one or more of the directors of the corporation. The board may designate one or more directors as alternate member of any committee, who may replace any absent or disqualified member of any committee. The by-laws may provide that in the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the board of directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the board of directors, or in the by-laws of the corporation, shall have and may exercise all the powers and authority of the board of directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to amending this Amended and Restated Certificate of Incorporation (except that a committee may, to the extent authorized in the resolution or resolutions providing for the issuance of shares of stock adopted by the board of directors as provided in Section 151(a) of the General Corporation Law of the State of Delaware, fix any of the preferences or rights of such shares relating to dividends, redemption, dissolution, any distribution of assets of the corporation or the conversion into, or the exchange of such shares for, shares of any other class or classes or any other series of the same or any other class or classes of stock of the corporation), adopting an agreement of merger or consolidation under Sections 251 or 252 of the General Corporation Law of the State of Delaware, recommending to the stockholders the sale, lease or exchange, of all or substantially all of the corporation's property and assets, recommending to the stockholders a dissolution of the corporation or a revocation of a dissolution, or amending the by-laws of the corporation; and, unless the resolution or by-laws expressly so provide, no such committee shall have the power or authority to declare a dividend, to authorize the issuance of stock or to adopt a certificate of ownership and merger pursuant to Section 253 of the General Corporation Law of the State of Delaware.

                 (v) When and as authorized by the stockholders in accordance with statute, to sell, lease or exchange all or substantially all of the property and assets of the corporation, including its good will and its corporate franchises, upon such terms and conditions and for such consideration, which may consist in whole or in part of money or property including shares of stock in, and/or other securities of, any other corporation or corporations, as the board of directors shall deem expedient and for the best interests of the corporation.

         B. Elections of directors need not be by written ballot unless the by-laws of the corporation shall so provide.

         C. The books of the corporation may be kept at such place within or without the State of Delaware as the by-laws of the corporation may provide or as may be designated from time to time by the board of directors of the corporation.

         EIGHTH. Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

         NINTH.

         (a) A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware, or any other applicable law, is amended to authorize corporation action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, or any other applicable law, as so amended. Any repeal or modification of this Section (a) by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

         (b) (1) Each person who has or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she or a person of whom he or she is the legal representative is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, officer or employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is an alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the corporation to the fullest extent authorized by the General Corporation Law of the State of Delaware, or any other applicable law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than said law permitted the corporation to provide prior to such amendment), against all expenses, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that except as provided in paragraph (2) of this Section (b) with respect to proceedings seeking to enforce rights to indemnification, the corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if





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
such proceeding (or part thereof) was authorized by the Board of Directors of the corporation. The right to indemnification conferred in this Section (b) shall be a contract right and shall include the right to be paid by the corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that if the General Corporation Law of the State of Delaware, or any other applicable law, requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding shall be made only upon delivery to the corporation of an undertaking by or on behalf of such director or officer to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section (b) or otherwise.

         (2) If a claim under paragraph (1) of this Section (b) is not paid in full by the corporation within thirty days after a written claim has been received by the corporation, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the corporation) that the claimant has not met the standard of conduct which makes it permissible under the General Corporation Law of the State of Delaware, or any other applicable law, for the corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the corporation. Neither the failure of the corporation (including its Board of Directors, stockholders or independent legal counsel) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, or any other applicable law, nor an actual determination by the corporation (including its Board of Directors, stockholders or independent legal counsel) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

         (3) The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section (b) shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, By-Law, agreement, vote of stockholders or disinterested directors or otherwise.

         (4) The corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware, or any other applicable law.





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
         (5) The corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, and rights to be paid by the corporation the expenses incurred in defending any proceeding in advance of its final disposition, to any employee or agent of the corporation to the fullest extent of the provisions of this Section (b) with respect to the indemnification and advancement of expenses of directors and officers of the corporation.

         (6) Any repeal or modification of this Section (b) by the stockholders of the corporation shall not adversely affect any right or protection of a director, officer, employee or agent of the corporation existing at the time of such repeal or modification.

         TENTH. Simultaneously with the effective date of this amendment and restatement (the "Effective Date"), each share of Common Stock, par value $.01 per share, issued and outstanding immediately prior to the Effective Date (the "Old Common Stock") shall automatically and without any action on the part of the holder thereof be reclassified and changed into a fraction equal to 1 divided by 2.86 of a share of the corporation's Common Stock, par value $.01 per share (the "New Common Stock"), subject to the treatment of fractional share interests as described below. Each holder of a certificate or certificates which immediately prior to the Effective Date represented outstanding shares of Old Common Stock (the "Old Certificates") shall be entitled to receive upon surrender of such Old Certificates to the corporation's transfer agent for cancellation a certificate or certificates (the "New Certificates") representing such number of whole shares of the New Common Stock into which and for which the shares of the Old Common Stock formerly represented by such Old Certificates so surrendered are reclassified under the terms hereof. From and after the Effective Date, Old Certificates shall represent only the right to receive New Certificates pursuant to the provisions hereof. No certificates or scrip representing fractional share interests in New Common Stock will be issued by the corporation as a result of the reverse stock split contemplated hereby. In lieu thereof, each stockholder whose shares of Old Common Stock are not evenly divisible by 2.86 will receive one additional share of New Common Stock for the fractional share that such stockholder would otherwise be entitled to as a result of such reverse stock split. If more than one Old Certificate shall be surrendered at one time for the account of the same stockholder, the number of full shares of New Common Stock for which new certificates shall be issued shall be computed on the basis of the aggregate number of shares represented by the Old Certificates so surrendered. In the event that the corporation's transfer agent determines that a holder of Old Certificates has not tendered all his certificates for exchange, the transfer agent shall carry forward any fractional share until all certificates of that holder have been presented for exchange. If any New Certificate is to be issued in the name other than that in which the Old Certificates surrendered for exchange are issued, the Old Certificates so surrendered shall be properly endorsed and otherwise in proper form for transfer, and the person or persons requesting such exchange shall affix any requisite stock transfer tax stamps to the Old Certificates surrendered, or provide funds for their purchase, or establish to the satisfaction of the transfer agent that such taxes are not payable. From and after the Effective Date, the amount of capital represented by the shares of the New Common Stock into which and for which the shares of the Old Common Stock are reclassified under the terms hereof shall be the same as the amount of capital represented by the shares of Old Common Stock so reclassified, until thereafter reduced or increased in accordance with applicable law.

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
         ELEVENTH.   Except as otherwise provided in Article Fourth, the
corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon a stockholder herein are granted subject to this reservation.

         In lieu of a meeting and vote of stockholders, the stockholders have given written consent to the foregoing Amended and Restated Certificate of Incorporation in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware, and written notice of the adoption of such Amended and Restated Certificate of Incorporation has been given as provided in Section 228 of the General Corporation Law of the State of Delaware to every stockholder entitled to such notice.

         The foregoing Amended and Restated Certificate of Incorporation was duly adopted in accordance with the applicable provisions of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, the undersigned have executed this Amended and Restated Certificate of Incorporation on this 18th day of June, 1996.

                                                 /s/ Gerald E. Bisbee, Jr.
                                                 -------------------------------
                                                 GERALD E. BISBEE, JR., Chairman







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